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                                                                   Sub-Item 77C

              SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                  INVESCO ADVANTAGE MUNICIPAL INCOME TRUST II

A Joint Annual Meeting ("Meeting") of Shareholders of Invesco Advantage Municipal Income Trust II (the "Fund") was held on August 26, 2015. The Meeting was held for the following purposes:

(1). Election of Trustees by Common Shareholders and Preferred Shareholders voting together as a single class.

(2). Election of Trustees by Preferred Shareholders voting as a separate class.

The results of the voting on the above matters were as follows:

                                              Votes     Votes
               Matters                         For     Withheld
               -------                      ---------- ---------
               (1). James T. Bunch......... 37,882,224 1,225,201
                    Bruce L. Crockett...... 37,822,501 1,284,924
                    Rodney F. Dammeyer..... 37,922,495 1,184,930
                    Jack M. Fields......... 37,846,106 1,261,319
                    Martin L. Flanagan..... 37,871,606 1,235,819

               (2). David C. Arch..........      2,310         0